PANGAEA LOGISTICS SOLUTIONS LTD. ANNOUNCES MILESTONE 100th VOYAGE OF MV BULK PATRIOT WITH NORANDA BAUXITE AND ALUMINA INTO THE MISSISSIPPI RIVER
NEWPORT, RI - October 30, 2017 - Pangaea Logistics Solutions, Ltd. (NASDAQ: PANL) announced that it has completed its 100th voyage of the MV Bulk Patriot over a six-year period from 2011, in partnership with Noranda Bauxite and Alumina, the operating companies of New Day Aluminum LLC. The route, which represents the largest bulk volume on the Mississippi River, navigates from Noranda’s port at Discovery Bay, Jamaica, on the island’s north coast, to Noranda’s facility in Gramercy, Louisiana, just upriver from New Orleans, transporting approximately 63,000 tons of bauxite per voyage. The milestone is a testament to the successful partnership these two firms have developed and maintained with the support of the Mid-Ship Marine, the global ocean freight brokering division of Mid-Ship Group LLC headquartered in New York.

“One hundred voyages is an important milestone and we are thrilled to be celebrating this with our great partners at Noranda,” said Ed Coll, Chairman and Chief Executive Officer of Pangaea Logistics Solutions. “Noranda has shown commendable commitment, dedication, and service in partnering with Pangaea, and we are proud of the fruitful relationship that has ensued. Looking ahead, we see ample opportunity amidst an improving rate environment and an upward trend in commodity prices, particularly in the price of iron ore. We are glad to be continuing to service this route with Noranda to the benefit of our valued customers.”

David D’Addario, Chairman and Chief Executive Office of Noranda, commented, “Today’s milestone with Pangaea and Mid-Ship reflects a continued commitment on all sides to deliver quality service along the Mississippi River, where our firms have teamed up to be the largest carrier of dry bulk. We look forward to continuing to strengthen the business for our facilities in Jamaica and Gramercy and look forward to future milestones and successful endeavors in our relationship with Pangea and Mid-Ship.”

About Pangaea Logistics Solutions, Ltd.
Pangaea Logistics Solutions Ltd. provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

About Noranda Bauxite and Noranda Alumina
Noranda Alumina and Noranda Bauxite are, respectively, the U.S. based alumina refining and Jamaican bauxite mining assets that were acquired in late 2016 by the partners of DADA Holdings, an investment and management company based in Fort Lauderdale, FL. DADA makes control investments and manages companies in basic industries, such as metals and mining. Noranda Alumina produces smelter grade alumina (SGA) for the production of aluminum as well as chemical grade alumina (CGA) which is used in a wide array of industrial applications. Noranda Bauxite mines and ships bauxite for metallurgical and non-metallurgical applications globally.

About Mid-Ship
The Mid-Ship Group, headquartered in New York with offices in key maritime centers in the U.S. and across the international shipping market, is a third party service provider and a leader in dry bulk ocean freight and inland logistics. The company provides a full range of services covering the entire supply chain, providing our clients with a single point of management for their domestic and global cargo shipments. MID-SHIP’s global organization provides our clients with a global competitive advantage through superior transportation services and dedicated operational follow-up.
CONTACT:
INVESTOR RELATIONS:
Prosek Partners
Thomas Rozycki
(212) 279-3115
trozycki@prosek.com

Sean Silva
(212) 279-3115 x122
ssilva@prosek.com

Noranda Alumina and Noranda Bauxite
John Habisreitinger
225-869-2384
john.habisreitinger@norandaalumina.com